Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Anne-Taylor Adams, +1 646 654 5759

FOR IMMEDIATE RELEASE

Nielsen Announces $500 Million Debt Offering

New York, New York – January 25, 2017 – Nielsen (NYSE: NLSN) today announced that its indirect wholly owned subsidiary, The Nielsen Company (Luxembourg) S.à r.l., is proposing to issue $500 million aggregate principal amount of senior notes due 2025 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Nielsen intends to apply the net proceeds of this offering for general corporate purposes, which may include capital expenditures, working capital and redemption or repayment of debt, and if applicable, to fund a portion of the purchase price for its previously announced acquisition of Gracenote from Tribune Media Company. This offering is not conditioned on consummation of the Gracenote acquisition.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by Nielsen (including Nielsen’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Nielsen Total Audience measurement services for all devices on which content—video, audio and text—is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen also provides its clients with analytics that help improve performance. Nielsen, an S&P 500 company, has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.